Exhibit 10.5

JOURNEY MEDICAL CORPORATION

JG PHARMA, INC.

EAST WEST BANK

LOAN AND SECURITY AGREEMENT

This LOAN AND SECURITY AGREEMENT is entered into as of March 31, 2021, by and among EAST WEST BANK (“Bank”) and JOURNEY MEDICAL CORPORATION (“PARENT”) AND JG PHARMA, INC. (“JG”; Parent and JG are sometimes referred to, individually, as a “Borrower” and, collectively, as the “Borrowers”).

RECITALS

The Borrowers wish to obtain credit from time to time from Bank, and Bank desires to extend credit to the Borrowers. This Agreement sets forth the terms on which Bank will advance credit to the Borrowers, and the Borrowers will repay the amounts owing to Bank.

AGREEMENT

The parties agree as follows:

1.            DEFINITIONS AND CONSTRUCTION.

1.1            Definitions. As used in this Agreement, the following terms shall have the following definitions:

“Accounts” means all presently existing and hereafter arising accounts, contract rights, payment intangibles, and all other forms of obligations owing to a Borrower arising out of the sale or lease of goods (including, without limitation, the licensing of software and other technology) or the rendering of services by a Borrower, whether or not earned by performance, and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by a Borrower and such Borrower’s Books relating to any of the foregoing.

“Advance” or “Advances” means a cash advance or cash advances under the Revolving Facility.

“Affiliate” means, with respect to any Person, any Person that owns or controls directly or indirectly such Person, and any Person that controls or is controlled by or is under common control with such Person, and each of such Person’s senior executive officers, directors, and partners.

“Bank Expenses” means all costs or expenses (including attorneys’ fees and expenses) incurred in connection with the preparation, negotiation, administration, and enforcement of the Loan Documents; Collateral audit fees; lockbox services fees, and Bank’s attorneys’ fees and expenses incurred in amending, enforcing or defending the Loan Documents (including fees and expenses of appeal), incurred before, during and after an Insolvency Proceeding, whether or not suit is brought.

“Borrower’s Books” means all of a Borrower’s books and records including: ledgers; records concerning a Borrower’s assets or liabilities, the Collateral, business operations or financial condition; and all computer programs, or tape files, and the equipment, containing such information.

“Borrowing Base” means an amount equal to eighty five percent (85%) of Eligible Accounts, as determined by Bank with reference to the most recent Borrowing Base Certificate delivered by the Borrowers, and assuming dilution of not more than 2.5% on each Collateral audit; provided however, that the Borrowing Base may be revised from time to time by Bank following each Collateral audit or as Bank deems necessary in Bank’s Permitted Discretion and upon three (3) Business Days’ prior written notice thereof to the Borrowers.

“Borrowing Base Certificate” is a certificate in substantially the form of Exhibit C.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks in the State of California are authorized or required to close.

1.

“Cash Equivalents” means: (a) securities issued or directly and fully guaranteed or insured by the United States, or, any agency or instrumentality thereof, having maturities of not more than one (1) year from the date of acquisition; (b) certificates of deposit, time deposits, overnight bank deposits or bankers’ acceptances issued by any bank or trust company in each case subject to regulation by the Federal Deposit Insurance Corporation; (c) repurchase obligations for underlying securities of the types described in clauses (a) and (b) entered into with any Person referenced in clause (b) above; (d) commercial paper maturing no more than one year from the date of creation thereof and rated at the time of acquisition thereof at least “A-2” or the equivalent thereof by S&P or “P-2” or the equivalent thereof by Moody’s; (e) readily marketable direct obligations issued by any state, commonwealth or territory of the United States of America, or any political subdivision or taxing authority thereof, in each case, having one of the two highest rating categories obtainable from either Moody’s or S&P with maturities of not more than one year from the date of acquisition; (f) interests in any investment company or money market fund which invests a majority of its assets in instruments of the type specified in clauses (a) through (e) above in each case subject to the terms and conditions of Section 6.8 of this Agreement; and (g) any other Investments in cash equivalents as described in any Borrower’s investment policy, as such investment policy has been approved by Bank in writing.

“Change in Control” means (i) at any time prior to an initial public offering of the Equity Interests of any Borrower, the occurrence of any transaction by which (A) the holders of the Equity Interests of Parent as of the Closing Date (collectively, the “Permitted Holders”) shall cease to own at least a majority of the outstanding voting Equity Interests of Parent on a fully diluted basis and (B) Parent shall cease to own at least one hundred percent (100%) of the outstanding voting Equity Interests of JG on a fully diluted basis and (ii) at any time after an initial public offering of the Equity Interests of any Borrower, any Person, entity, or “group” (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended), other than the Permitted Holders, shall at any time have acquired direct or indirect beneficial ownership of a percentage of the outstanding voting Equity Interests of any Borrower that exceeds 35% thereof, unless the Permitted Holders have, at such time, the right or the ability by voting power, contract, or otherwise to elect or designate for election at least a majority of the board of directors of such Borrower.

“Closing Date” means the date of this Agreement.

“Code” means the California Uniform Commercial Code.

“Collateral” means the property described on Exhibit A attached hereto.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, lease, dividend, letter of credit or other obligation of another; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards, or merchant services issued or provided for the account of that Person; and (iii) all obligations arising under any agreement or arrangement designed to protect such Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by Bank in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

“Copyrights” means any and all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof.

“Credit Extension” means each Advance or any other extension of credit by Bank for the benefit of a Borrower hereunder.

“Daily Balance” means the amount of the Obligations owed at the end of a given day.

“Dollar(s)” and the sign “$” mean lawful money of the United States.

“EBITDA” means (a) Net Income, plus (b) Interest Expense, plus (c) to the extent deducted in the calculation of Net Income, depreciation expense and amortization expense, plus (d) income tax expense, plus (e) non-cash stock based compensation expenses.

2.

“Eligible Accounts” means those Accounts that arise in the ordinary course of a Borrower’s business that comply with all of such Borrower’s representations and warranties to Bank set forth in Section 5.4 and net after all offsets; provided, that standards of eligibility may be fixed and revised from time to time by Bank in Bank’s Permitted Discretion and upon three (3) Business Days’ prior written notice thereof to the Borrowers in accordance with the provisions hereof. Unless otherwise agreed to by Bank, Eligible Accounts shall not include the following:

(a)            Accounts that the account debtor has failed to pay within ninety (90) days of invoice date, provided that Accounts owing from AmerisourceBergen may be one hundred twenty (120) days, subject to a Collateral audit;

(b)            Accounts with respect to an account debtor, twenty-five percent (25%) of whose Accounts the account debtor has failed to pay within ninety (90) days of invoice date (one hundred twenty (120) days for AmericsourceBergen), in each case solely to the extent of such amount in excess of the aforementioned percentage;

(c)            Accounts with respect to which the account debtor is an officer, employee, or agent of a Borrower;

(d)            Accounts with respect to which goods are placed on consignment, guaranteed sale, sale or return, sale on approval, bill and hold, demo or promotional, or other terms by reason of which the payment by the account debtor may be conditional;

(e)            Accounts with respect to which the account debtor is an Affiliate of a Borrower;

(f)            Accounts with respect to which the account debtor does not have its principal place of business in the United States, except for Eligible Foreign Accounts;

(g)            Accounts with respect to which the account debtor is the United States or any department, agency, or instrumentality of the United States, except for Accounts of the United States or any department, agency, or instrumentality of the United States, the assignment of which has been acknowledged under the Assignment of Claims Act of 1940 (31 U.S.C. Section 3727) to the extent required and such assignment (to the extent required) otherwise complies with the Assignment of Claims Act to Bank's reasonable satisfaction in the exercise of its reasonable credit judgment;

(h)            Accounts with respect to which a Borrower is liable to the account debtor for goods sold or services rendered by the account debtor to a Borrower or for deposits or other property of the account debtor held by a Borrower, but only to the extent of any amounts owing to the account debtor against amounts owed to such Borrower;

(i)             Accounts with respect to an account debtor, including Subsidiaries and Affiliates, whose total obligations to the Borrowers exceed twenty-five percent (25%) of all Accounts, to the extent such obligations exceed the aforementioned percentage, except as approved in writing by Bank;

(j)             Accounts that have not yet been billed to the account debtor or that relate to deposits (such as good faith deposits) or other property of the account debtor held by a Borrower for the performance of services or delivery of goods which such Borrower has not yet performed or delivered;

(k)            Prebillings, retention billings, progress billings or bonded receivables;

(l)             Accounts with respect to which the account debtor disputes liability or makes any claim with respect thereto as to which Bank believes, in its sole discretion, that there may be a basis for dispute (but only to the extent of the amount subject to such dispute or claim), or is subject to any Insolvency Proceeding, or becomes insolvent, or goes out of business; and

(m)            Accounts that Bank determines in its Permitted Discretion to be unsatisfactory for inclusion as an Eligible Account.

3.

“Eligible Foreign Accounts” means Accounts with respect to which the account debtor does not have its principal place of business in the United States and that (i) are supported by one or more letters of credit in an amount and of a tenor, and issued by a financial institution, reasonably acceptable to Bank, (ii) covered in full by credit insurance satisfactory to Bank, less any deductible, or (iii) that Bank approves on a case-by-case basis.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing.

“Equipment” means all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which a Borrower has any interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

“Event of Default” has the meaning assigned in Article 8.

“Fortress” means Fortress Biotech, Inc.

“Fortress Indebtedness” means the Indebtedness owing by Parent to Fortress under the Fortress Note.

“Fortress Note” means the Future Advance Promissory Note issued by Parent in favor of Fortress on June 6, 2015.

“GAAP” means generally accepted accounting principles as in effect from time to time.

“Indebtedness” means (a) all indebtedness for borrowed money or the deferred purchase price of property or services, including without limitation reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations and (d) all Contingent Obligations.

“Insolvency Proceeding” means any proceeding commenced by or against any person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” means all of a Borrower’s right, title, and interest in and to the Copyrights, Trademarks and Patents.

“Interest Expense” means for any fiscal period, interest expense (whether cash or non-cash) determined in accordance with GAAP for the relevant period ending on such date, including, in any event, interest expense with respect to any Credit Extension and other Indebtedness of a Borrower, including, without limitation or duplication, all commissions, discounts, or related amortization and other fees and charges with respect to letters of credit and bankers’ acceptance financing and the net costs associated with interest rate swap, cap, and similar arrangements, and the interest portion of any deferred payment obligation (including leases of all types).

“Inventory” means all inventory in which a Borrower has or acquires any interest, including work in process and finished products intended for sale or lease or to be furnished under a contract of service, of every kind and description now or at any time hereafter owned by or in the custody or possession, actual or constructive, of a Borrower, including such inventory as is temporarily out of its custody or possession or in transit and including any returns upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above, and such Borrower’s Books relating to any of the foregoing.

4.

“Investment” means any beneficial ownership of (including stock, partnership interest or other securities) any Person, or any investment, loan, advance or capital contribution or transfer of any assets through advances, equity positions, assumption of liabilities, acquisition of assets or other avenues to any Person.

“Lien” means any mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

“Loan Documents” means, collectively, this Agreement, the lockbox services agreement, any note or notes, documents or instruments executed by a Borrower, any guarantees, pledges or security agreements provided by third parties, and any other document, instrument or agreement entered into in connection with this Agreement, all as amended or extended from time to time.

“Material Adverse Effect” means a material adverse effect on (i) the business operations or condition (financial or otherwise) of the Borrowers and their Subsidiaries taken as a whole or (ii) the ability of the Borrowers, taken as a whole, to repay the Obligations or otherwise perform their obligations under the Loan Documents to which they are a party or (iii) the enforceability or priority of Bank’s security interests in the Collateral.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Net Income” means, as calculated on a consolidated basis for the Borrowers for any period as at any date of determination, the net profit (or loss), after provision for taxes, of the Borrowers for such period taken as a single accounting period.

“Obligations” means all debt, principal, interest, Bank Expenses and other amounts owed to Bank by a Borrower pursuant to this Agreement or any other agreement, whether absolute or contingent, due or to become due, now existing or hereafter arising, including any interest that accrues after the commencement of an Insolvency Proceeding.

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Periodic Payments” means all installments or similar recurring payments that Borrowers may now or hereafter become obligated to pay to Bank pursuant to the terms and provisions of any instrument, or agreement now or hereafter in existence between such Borrower and Bank.

“Permitted Discretion” means a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.

“Permitted Indebtedness” means:

(a)            Indebtedness of a Borrower in favor of Bank;

(b)            Indebtedness existing on the Closing Date and disclosed in the Schedule;

(c)            Indebtedness secured by a lien described in clause (c) of the defined term “Permitted Liens,” provided such Indebtedness does not exceed $250,000 in the aggregate at any given time;

(d)            Indebtedness to trade creditors incurred in the ordinary course of business, including Indebtedness incurred in the ordinary course of business with corporate credit cards not to exceed in aggregate $75,000 at all times;

(e)            Indebtedness arising from the endorsement of instruments in the ordinary course of business;

5.

(f)            intercompany Indebtedness owed by any Subsidiary that is a Borrower to another Borrower;

(g)            Indebtedness that also constitutes a Permitted Investment;

(h)           Indebtedness arising from the honoring of a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business;

(i)             Indebtedness owed to any Person (including obligations in respect of letters of credit for the benefit of such Person not exceeding $75,000 at all times) providing workers’ compensation, health, disability or other employee benefits or property, casualty, liability insurance, self-insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business;

(j)             Indebtedness in respect of netting services, overdraft protection and other similar arrangements in connection with deposit or securities accounts in the ordinary course of business;

(k)           Indebtedness consisting of unsecured contingent liabilities arising with respect to customary indemnification provisions or deferred purchase price adjustments in connection with any Permitted Investment or in connection with any asset sale or other dispositions permitted hereunder;

(l)             Indebtedness of up to $500,000 consisting of installment payments or notes payable in connection with the licensing or acquisition of assets in the ordinary course of business;

(m)           the Fortress Indebtedness, subject to Section 6.10 of this Agreement;

(n)            Subordinated Debt;

(o)            other unsecured Indebtedness not to exceed $250,000 at any time; and

(p)            (i) any Contingent Obligations in respect of Indebtedness otherwise permitted pursuant to clauses (a) through (o) above and (ii) the extension, renewal or refinancing of any Indebtedness described in clauses (a) through (o) above, provided that the principal amount of the Indebtedness being extended, renewed or refinanced does not increase.

“Permitted Investment” means:

(a)            Investments existing on the Closing Date disclosed in the Schedule;

(b)           Investments in deposit accounts maintained with Bank or otherwise permitted hereunder in the ordinary course of business;

(c)            Cash Equivalents;

(d)           Investments (including debt obligations) acquired in connection with the settlement of delinquent Accounts in the ordinary course of business or in connection with the bankruptcy or reorganization of suppliers or customers;

(e)            Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business;

(f)             Investments consisting of travel advances in the ordinary course of business;

(g)           joint ventures, strategic alliances, collaboration arrangements or non-exclusive licensing arrangements in the ordinary course of a Borrower’s business consisting of the nonexclusive licensing of technology, the development of technology or the providing of technical support;

6.

(h)            Investments accepted in connection with Permitted Transfers;

(i)            Investments in newly-formed Subsidiaries, provided that each such Subsidiary becomes a Borrower promptly after its formation and executes such other documents as shall be reasonably requested by Bank;

(j)             acquisitions of licenses or sublicenses and similar arrangements for the use of Intellectual Property or other assets in the ordinary course of business in an aggregate amount not to exceed $500,000 at any time outstanding;

(k)            Investments consisting of in-licensing of technology or products in the ordinary course of business;

(l)             loans or advances to partners, consultants and employees of a Borrower or any Subsidiary for relocation, entertainment, travel expenses, or similar expenditures (including payments of taxes) in an aggregate amount not to exceed $100,000 at any time outstanding;

(m)           guarantees by a Borrower or any Subsidiary of a Borrower of leases (other than in relation to capital lease obligations), contracts, or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(n)            Investments consisting of endorsements for collection or deposit in the ordinary course of business;

(o)            Investments consisting of loans not involving the net transfer on a substantially contemporaneous basis of cash proceeds to employees, officers or directors relating to the purchase of Equity Interests of a Borrower pursuant to employee stock purchase plans or other similar agreements approved by such Borrower’s Board of Directors; and

(p)            other Investments in amounts not to exceed an aggregate of $250,000 in any fiscal year, so long as not otherwise restricted or prohibited under any other Section of this Agreement.

“Permitted Liens” means the following:

(a)            Any Liens existing on the Closing Date and disclosed in the Schedule or arising under this Agreement or the other Loan Documents;

(b)            Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings, provided the same have no priority over any of Bank’s security interests;

(c)            Liens (i) upon or in any equipment which was not financed by Bank acquired or held by a Borrower or any of its Subsidiaries to secure the purchase price of such equipment or indebtedness incurred solely for the purpose of financing the acquisition of such equipment, or (ii) existing on such equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such equipment;

(d)             carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Liens arising in the ordinary course of business and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings;

(e)            statutory and common law rights of set-off and other similar rights as to deposits of cash and securities in favor of banks, other depository institutions and brokerage firms;

(f)            Easements, zoning restrictions, rights of way, and similar encumbrances on real property imposed by law or arising in the ordinary course of business so long as they do not materially impair the value or marketability of the related property;

7.

(g)            Liens consisting of judgment or judicial attachment liens with respect to judgments the existence of which do not constitute an Event of Default;

(h)            Nonexclusive licenses or sublicenses of Intellectual Property entered into in the ordinary course of business;

(i)             Liens on insurance proceeds securing the payment of financed insurance premiums that are promptly paid on or before the date they become due (provided that such Liens extend only to such insurance proceeds and not to any other property or assets);

(j)             utility and similar deposits in the ordinary course of business;

(k)            leasehold interests in leases or subleases;

(l)            Liens that are contractual rights of set off relating to agreements entered into by a Borrower in the ordinary course of business;

(m)           the interests of lessors under operating leases and non-exclusive licensors under license agreements;

(n)            Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties that are promptly paid on or before the date they become due;

(o)            Liens that are subordinated to the Liens of Bank upon terms satisfactory to Bank in its reasonable discretion as long as no Default or Event Default has then occurred and is continuing or would result from any such action; and

(p)            Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (a) through (o) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase.

“Permitted Transfer” mean:

(a)            sales of Inventory in the ordinary course of business;

(b)           non-exclusive licenses and similar arrangements for the use of Intellectual Property in the ordinary course of business (including in the context of joint ventures, strategic alliances, collaboration arrangements or licensing arrangements) and licenses that could not result in a legal transfer of title of the licensed property;

(c)            dispositions of worn-out, obsolete or surplus equipment or assets in the ordinary course of business;

(d)            sales, transfers and other dispositions of accounts receivable (including write-offs, discounts and compromises) in connection with the compromise, settlement or collection thereof;

(e)            other transfers of assets having a fair market value of not more than $250,000 in the aggregate in any fiscal year;

(f)             sales, transfers, leases and other dispositions of property to the extent that such property constitutes an Investment that is a Permitted Investment;

8.

(g)           converting any Indebtedness to Equity Interests of a Borrower;

(h)           leases or licenses or subleases or sublicenses entered into in the ordinary course of business (other than in respect of Intellectual Property);

(i)            the abandonment or lapse of Intellectual Property that is no longer material to the business of the Borrowers or any Subsidiary, or otherwise no longer of material value, including, for the avoidance of doubt, the termination of license agreements and related agreements;

(j)            any issuance or sale by a Borrower of its Equity Interests or other securities, in each case to the extent otherwise permitted pursuant to this Agreement;

(k)           Permitted Liens;

(l)            (i) dispositions of Cash Equivalents in the ordinary course of business made to a Person that is not an Affiliate of a Borrower and (ii) conversions of Cash Equivalents into cash or other Cash Equivalents;

(m)           transfer of property from a Borrower or any Subsidiary to another Borrower; and

(n)            transfers of cash pursuant to transactions not prohibited herein and in the ordinary course of business.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or governmental agency.

“Prime Rate” means the greater of (i) 3.25% and (ii) the variable rate of interest, per annum, that Bank announces from time to time as its prime rate, whether or not such announced rate is the lowest rate available from Bank.

“Responsible Officer” means each of the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer and the Controller of a Borrower.

“Revolving Facility” means the facility under which the Borrowers may request Bank to issue Advances, as specified in Section 2.1(a).

“Revolving Line” means a credit extension of up to Seven Million Five Hundred Thousand Dollars ($7,500,000).

“Revolving Maturity Date” means March 31, 2024.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“Schedule” means the schedule of exceptions attached hereto and approved by Bank, if any.

“Subordinated Debt” means any debt incurred by a Borrower that is subordinated to the debt owing by such Borrower to Bank on terms acceptable to Bank (and identified as being such by such Borrower and Bank), pursuant to a subordination agreement in form and substance reasonably satisfactory to Bank. For the avoidance of doubt, the Fortress Indebtedness shall not constitute Subordinated Debt.

“Subsidiary” means, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries (including any Affiliate), or both, by such Person. Unless the context otherwise requires, each reference to a Subsidiary herein shall be a reference to a Subsidiary of a Borrower.

9.

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of a Borrower connected with and symbolized by such trademarks.

1.2          Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP and all calculations made hereunder shall be made in accordance with GAAP. When used herein, the terms “financial statements” shall include the notes and schedules thereto. Notwithstanding anything herein to the contrary, for purposes of representations, covenants and calculations made pursuant to the terms of this Agreement, GAAP will be deemed to treat operating leases and capital leases in a manner consistent with their current treatment under GAAP as in effect on December 31, 2019 with respect to the Borrowers, notwithstanding any modifications or interpretive changes thereto that may occur thereafter.

2.	LOAN AND TERMS OF PAYMENT.

2.1          Credit Extensions.

The Borrowers jointly and severally promise to pay to the order of Bank, in lawful money of the United States of America, the aggregate unpaid principal amount of all Credit Extensions made by Bank to a Borrower hereunder. The Borrowers shall also pay interest on the unpaid principal amount of such Credit Extensions at rates in accordance with the terms hereof.

(a)            Revolving Advances.

(i)    Subject to and upon the terms and conditions of this Agreement, a Borrower may request Advances in an aggregate outstanding amount not to exceed the lesser of (i) the Revolving Line and (ii) the Borrowing Base. Subject to the terms and conditions of this Agreement, Advances may be repaid and reborrowed at any time prior to the Revolving Maturity Date, at which time all Advances shall be immediately due and payable. The Borrowers may prepay any Advances without penalty or premium.

(ii)    Whenever the Borrowers desire an Advance, a Borrower will notify Bank by email or telephone no later than 11:00 a.m. Pacific Time, on the Business Day that is one day before the Business Day the Advance is to be made (and three (3) Business Days before the initial Advance). Each such notification shall be promptly confirmed by a Loan Paydown/Advance Request Form in substantially the form of Exhibit B. Bank is authorized to make Advances under this Agreement, based upon instructions received from a Responsible Officer or a designee of a Responsible Officer, or without instructions if in Bank’s reasonable discretion such Advances are necessary to meet Obligations which have become due and remain unpaid. Bank may rely on any email or telephonic notice given by a person Bank reasonably believes to be a Responsible Officer or a designee thereof, and the Borrowers shall indemnify and hold Bank harmless for any damages or loss suffered by Bank as a result of such reliance. Bank will credit the amount of Advances made under this Section to a Borrower’s deposit account at Bank, as directed by such Borrower.

2.2          Overadvances. If the aggregate amount of the outstanding Advances exceeds the lesser of the Revolving Line and the Borrowing Base at any time, the Borrowers shall immediately pay to Bank, in cash, the amount of such excess.

2.3          Interest Rates, Payments, and Calculations.

(a)            Interest Rate. Except as set forth in Section 2.3(b), the Advances shall bear interest, on the outstanding Daily Balance thereof, at a floating rate equal to one percent (1.0%) above the Prime Rate.

10.

(b)            Late Fee; Default Rate. If any payment is not made within ten (10) days after the date such payment is due, the Borrowers shall pay Bank a late fee equal to the lesser of (i) five percent (5%) of the amount of such unpaid amount or (ii) the maximum amount permitted to be charged under applicable law. All Obligations shall bear interest, from and after the occurrence and during the continuance of an Event of Default, at a rate equal to five (5) percentage points above the interest rate applicable immediately prior to the occurrence of the Event of Default.

(c)            Payments. Interest hereunder shall be due and payable on the last business day of each month during the term hereof, commencing on March 31, 2021. Bank shall, at its option, charge such interest, all Bank Expenses, and all Periodic Payments against any of a Borrower’s deposit accounts or against the Revolving Facility, in which case those amounts shall thereafter accrue interest at the rate then applicable hereunder. Any interest not paid when due shall be compounded by becoming a part of the Obligations, and such interest shall thereafter accrue interest at the rate then applicable hereunder. All payments shall be free and clear of any taxes, withholdings, duties, impositions or other charges, to the end that Bank will receive the entire amount of any Obligations payable hereunder, regardless of source of payment.

(d)            Lockbox; Collections. The Borrowers shall cause all account debtors to pay any amounts owing to a Borrower made by wire, ACH, electronic funds transfer or other electronic payment method to such restricted account as Bank shall specify (the “Bancontrol Account”), and to mail all payments made by check to a post office box under Bank’s control. All invoices shall specify such post office box address and Bancontrol Account information as the remit to and payment address for all Accounts. Bank shall have sole authority to collect such payments and deposit them to the Bancontrol Account. If a Borrower receives any amount despite such instructions, a Borrower shall immediately deliver such payment to Bank in the form received, except for an endorsement to the order of Bank and, pending such delivery, shall hold such payment in trust for Bank. Bank shall credit all amounts paid into the Bancontrol Account within two Business Days after clearance of any deposits to the Bancontrol Account to Borrower’s operating account, provided however that Bank may, in its sole discretion, credit any amounts paid into the Bancontrol Account first against any amounts outstanding and owing to Bank under this Agreement, and then any remaining balance of such amount shall be credited to a Borrower’s operating account. Borrowers shall enter into such lockbox agreement as Bank shall reasonably request from time to time. Each Borrower shall cause any third-party payment processors to execute and deliver an acknowledgment and payment direction letter in form and substance reasonably satisfactory to Bank. Bank may, at its option, conduct a credit check of the account debtor for each Eligible Account requested by a Borrower for inclusion in the Borrowing Base. During the existence of an Event of Default, Bank may also verify directly with the respective account debtors the validity, amount and other matters relating to the Eligible Accounts, and notify any account debtor of Bank’s security interest in a Borrower’s Accounts. Bank may verify invoices at its sole discretion and various forms of verification may be utilized by Bank, which could include the following: proof of delivery, time cards, matching purchase orders, or contracts to invoices, analyzing customer payment history, and direct telephonic or written confirmation with (or an acknowledgement and promise to pay from) account debtors.

(e)            Computation. In the event the Prime Rate is changed from time to time hereafter, the applicable rate of interest hereunder shall be increased or decreased, effective as of the day the Prime Rate is changed, by an amount equal to such change in the Prime Rate. All interest chargeable under the Loan Documents shall be computed on the basis of a three hundred sixty (360) day year for the actual number of days elapsed.

2.4          Crediting Payments. Prior to the occurrence and continuance of an Event of Default, Bank shall credit a wire transfer of funds, check or other item of payment to such deposit account or Obligation as Borrower specifies. During the existence of an Event of Default, the receipt by Bank of any wire transfer of funds, check, or other item of payment shall be immediately applied to conditionally reduce Obligations, but shall not be considered a payment on account unless such payment is of immediately available federal funds or unless and until such check or other item of payment is honored when presented for payment. Notwithstanding anything to the contrary contained herein, any wire transfer or payment received by Bank after 12:00 noon Pacific Time shall be deemed to have been received by Bank as of the opening of business on the immediately following Business Day. Whenever any payment to Bank under the Loan Documents would otherwise be due (except by reason of acceleration) on a date that is not a Business Day, such payment shall instead be due on the next Business Day, and additional fees or interest, as the case may be, shall accrue and be payable for the period of such extension.

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2.5          Fees and Expenses.

(a)            Origination Fee. The Borrowers shall pay to Bank the following: on the Closing Date, an origination fee with respect to the Revolving Facility equal to $56,250, which shall be nonrefundable; and

(b)            Bank Expenses. The Borrowers shall pay to Bank on the Closing Date, all Bank Expenses incurred through the Closing Date, including reasonable and documented attorneys’ fees and expenses, in an amount not to exceed $45,000, less any amounts paid specifically for Bank Expenses prior to the Closing Date, and, after the Closing Date, all Bank Expenses, including reasonable and documented attorneys’ fees and expenses, as and when they are incurred by Bank.

2.6          Term. This Agreement shall become effective on the Closing Date and, subject to Section 12.7, shall continue in full force and effect for so long as any Obligations (other than unasserted contingent indemnification obligations) remain outstanding or Bank has any obligation to make Credit Extensions under this Agreement. Notwithstanding the foregoing, Bank shall have the right to terminate its obligation to make Credit Extensions under this Agreement immediately and without notice upon the occurrence and during the continuance of an Event of Default. Notwithstanding termination, Bank’s Lien on the Collateral shall remain in effect for so long as any Obligations (other than unasserted contingent indemnification obligations) are outstanding.

3.            CONDITIONS OF LOANS.

3.1          Conditions Precedent to Initial Credit Extension. The obligation of Bank to make the initial Credit Extension is subject to the condition precedent that Bank shall have received, in form and substance reasonably satisfactory to Bank, the following:

(a)	this Agreement;

(b)           a certificate of the Secretary of each Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Agreement;

(c)	UCC National Form Financing Statements;

(d)	certificate(s) of insurance naming Bank as loss payee and additional insured;

(e)	payment of the fees and Bank Expenses then due specified in Section 2.5 hereof;

(f)	current financial statements of the Borrowers;

(g)	an audit of the Collateral, the results of which shall be reasonably satisfactory to Bank;

(h)	establishment of the Bancontrol Account and lockbox arrangements; and

(i)	such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

3.2          Conditions Precedent to all Credit Extensions. The obligation of Bank to make each Credit Extension, including the initial Credit Extension, is further subject to the following conditions:

(a)           timely receipt by Bank of the Payment/Advance Form and Borrowing Base Certificate, together with an aging of accounts receivable and payable, as provided in Section 2.1;

(b)	in Bank’s sole discretion, there has not been a Material Adverse Effect;

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(c)           the representations and warranties contained in Section 5 shall be true and correct in all material respects on and as of the date of a Borrower’s request for such Credit Extension and on the effective date of each Credit Extension as though made at and as of each such date (unless such representation or warranty specifically relates to an earlier date, in which case such representation or warranty shall be true and correct in all material respects as of such earlier date), and no Event of Default shall have occurred and be continuing, or would exist after giving effect to such Credit Extension. The making of each Credit Extension shall be deemed to be a representation and warranty by each Borrower on the date of such Credit Extension as to the accuracy of the facts referred to in this Section 3.2.

4.            CREATION OF SECURITY INTEREST.

4.1           Grant of Security Interest. Each Borrower grants and pledges to Bank a continuing security interest in all presently existing and hereafter acquired or arising Collateral in order to secure prompt repayment of any and all Obligations and in order to secure prompt performance by the Borrowers of each of their respective covenants and duties under the Loan Documents. Such security interest constitutes a valid, first priority security interest in the presently existing Collateral, and will constitute a valid, first priority security interest in Collateral acquired after the date hereof.

4.2           Delivery of Additional Documentation Required. Each Borrower shall from time to time execute and deliver to Bank, at the request of Bank, all financing statements and other documents that Bank may reasonably request, in form reasonably satisfactory to Bank, to perfect and continue the perfection of Bank’s security interests in the Collateral and in order to fully consummate all of the transactions contemplated under the Loan Documents.

4.3           Right to Inspect and Audit. The Borrowers shall permit any representative of Bank, during normal business hours and upon reasonable advance notice, to inspect, audit, examine and make extracts or copies from all books and records and other data relating to the Collateral to inspect any of a Borrower’s properties, to confirm balances due on Accounts by direct inquiry to Account Debtors, and shall furnish Bank with all information regarding the business or finances of Borrower promptly upon Bank’s request; provided the Borrowers shall only be obligated to reimburse Bank for the expenses for two such field audits per year.

5.            REPRESENTATIONS AND WARRANTIES.

Each Borrower represents and warrants as follows:

5.1          Due Organization and Qualification. Such Borrower is a corporation duly existing under the laws of its state of incorporation and qualified and licensed to do business in any state in which the failure to be so qualified would result in a Material Adverse Effect.

5.2          Due Authorization; No Conflict. The execution, delivery, and performance of the Loan Documents are within such Borrower’s powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in such Borrower’s Certificate of Incorporation or Bylaws, nor will they constitute an event of default under any material agreement to which such Borrower is a party or by which such Borrower is bound which would reasonably be expected to have a Material Adverse Effect. Such Borrower is not in default under any material agreement to which it is a party or by which it is bound.

5.3          No Prior Encumbrances. Such Borrower has good and marketable title to its property, free and clear of Liens, except for Permitted Liens.

5.4          Bona Fide Eligible Accounts. The Eligible Accounts are bona fide existing obligations. The property and services giving rise to such Eligible Accounts has been delivered or rendered to the account debtor or to the account debtor’s agent for immediate and unconditional acceptance by the account debtor. Such Borrower has not received written notice of actual or imminent Insolvency Proceeding of any account debtor that is included in any Borrowing Base Certificate as an Eligible Account.

5.5          Merchantable Inventory. All Inventory is in all material respects of good and marketable quality, free from all material defects, except for Inventory for which adequate reserves have been made.

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5.6          Intellectual Property. Such Borrower is the sole owner of its Intellectual Property, except for non-exclusive licenses granted by Borrower to its customers in the ordinary course of business. Each of the Patents is valid and enforceable, and no part of the Intellectual Property has been judged invalid or unenforceable, in whole or in part, and no claim has been made that any part of the Intellectual Property violates the rights of any third party. Except as set forth in the Schedule, such Borrower’s rights as a licensee of intellectual property do not give rise to more than five percent (5%) of its gross revenue in any given month during most recently ended fiscal quarter, including without limitation revenue derived from the sale, licensing, rendering or disposition of any product or service.

5.7          Name; Location of Chief Executive Office. Except as disclosed in the Schedule, such Borrower has not done business under any name other than that specified on the signature page hereof; or, in the past five (5) years, changed its jurisdiction of formation, corporate structure, organizational type, or any organizational number assigned by its jurisdiction. The chief executive office of such Borrower is located at the address indicated in Section 10 hereof.

5.8          Litigation. Except as set forth in the Schedule, there are no actions or proceedings pending by or against Borrower or any Subsidiary before any court or administrative agency.

5.9          No Material Adverse Change in Financial Statements. All consolidated and consolidating financial statements related to the Borrowers and their Subsidiaries that Bank has received from the Borrowers fairly present in all material respects Borrower’s financial condition as of the date thereof and Borrower’s consolidated and consolidating results of operations for the period then ended. There has not been a material adverse change in the consolidated or the consolidating financial condition of the Borrowers and the Subsidiaries (taken as a whole) since the date of the most recent of such financial statements submitted to Bank.

5.10        Solvency, Payment of Debts. The fair salable value of the Borrowers’ assets (including goodwill minus disposition costs), taken as a whole, exceeds the fair value of its liabilities; the Borrowers are not left with unreasonably small capital after the transactions in this Agreement; and the Borrowers are solvent and able to pay its debts (including trade debts) as they mature.

5.11        Regulatory Compliance. Such Borrower and each Subsidiary have met the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA, and no event has occurred resulting from Borrower’s failure to comply with ERISA that could result in Borrower’s incurring material liability. Such Borrower is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940. Such Borrower is not engaged principally, or as one of the important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T and U of the Board of Governors of the Federal Reserve System). Such Borrower and each Subsidiary have complied with all the provisions of the Federal Fair Labor Standards Act. Such Borrower and each Subsidiary have not violated any material statutes, laws, ordinances or rules applicable to it.

5.12        Environmental Condition. To such Borrower’s best knowledge, none of such Borrower’s properties or assets has ever been used by such Borrower, in the disposal of, or to produce, store, handle, treat, release, or transport, any hazardous waste or hazardous substance other than in accordance with applicable law; To such Borrower’s best knowledge, none of such Borrowers’ properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a hazardous waste or hazardous substance disposal site, or a candidate for closure pursuant to any environmental protection statute; no lien arising under any environmental protection statute has attached to any revenues or to any real or personal property owned by such Borrower which would reasonably be expected to have a Material Adverse Effect; and such Borrower has not received a summons, citation, notice, or directive from the Environmental Protection Agency or any other federal, state or other governmental agency concerning any action or omission by such Borrower resulting in the releasing, or otherwise disposing of hazardous waste or hazardous substances into the environment.

5.13        Taxes. Such Borrower has filed or caused to be filed all tax returns required to be filed, and have paid, or have made adequate provision for the payment of, all taxes reflected therein.

5.14        Subsidiaries. Except as set forth on the Schedule, such Borrower does not own any stock, partnership interest or other equity securities of any Person, except for Permitted Investments.

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5.15        Government Consents. Such Borrower has obtained all material consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all governmental authorities that are necessary for the continued operation of such Borrower’s business as currently conducted.

5.16        Operating, Depository and Investment Accounts. Except as disclosed in the Schedule, none of such Borrower’s cash is maintained or invested with a Person other than Bank.

5.17        Full Disclosure. No representation, warranty or other statement made by the Borrowers in any certificate or written statement furnished to Bank, when taken as a whole, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements not misleading (it being recognized that projections and forecasts provided by the Borrowers in good faith and based upon reasonable assumptions are not viewed as facts and that the actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

6.            AFFIRMATIVE COVENANTS.

Each Borrower shall do all of the following:

6.1          Good Standing. Maintain its corporate existence and good standing in its jurisdiction of incorporation and maintain qualification in each jurisdiction in which it is required under applicable law, and maintain in force all licenses, approvals and agreements, the loss of which would reasonably be expected to have a Material Adverse Effect.

6.2          Government Compliance. Meet the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA, and comply with all statutes, laws, ordinances and government rules and regulations to which it is subject, noncompliance with which would reasonably be expected to have a Material Adverse Effect.

6.3          Financial Statements, Reports, Certificates; Other Notices and Information. Deliver the following to Bank:

(a)            within thirty (30) days after the last day of each month, aged listings of accounts receivable and accounts payable, together with a deferred revenue listing and a Borrowing Base Certificate signed by a Responsible Officer in substantially the form of Exhibit C hereto;

(b)            as soon as available, but in any event within thirty (30) days after the end of each month, a Borrower prepared consolidated balance sheet, income, and cash flow statement covering such Borrower’s consolidated operations during such month, prepared in accordance with GAAP, consistently applied, in a form acceptable to Bank along with a Compliance Certificate signed by a Responsible Officer in substantially the form of Exhibit D hereto;

(c)            as soon as available, but in any event within one hundred twenty (120) days after the end of such Borrowers’ fiscal year, audited consolidated financial statements of such Borrower prepared in accordance with GAAP, consistently applied, together with an unqualified opinion on such financial statements of an independent certified public accounting firm reasonably acceptable to Bank;

(d)            as a condition to requesting an Advance, and for each month thereafter, as soon as available, but in any event within thirty (30) days after the last day of each month, a Borrowing Base Certificate and accounts receivable and payable agings;

(e)            within thirty (30) days after the last day of each month, bank statements for any bank in which Borrower maintains an account outside of Bank;

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(f)            within thirty (30) days after the last day of such Borrower’s fiscal year, a contact and address list in form and substance reasonably acceptable to Bank;

(g)           copies of all statements, reports and notices sent or made available generally by Borrower to its security holders or to any holders of Subordinated Debt and, if applicable, all reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission;

(h)           promptly upon receipt of notice thereof, a report of any legal actions pending or threatened in writing against such Borrower or any Subsidiary that could result in damages or costs to such Borrower or any Subsidiary of Five Hundred Thousand Dollars ($500,000) or more, or any commercial tort claim (as defined in the Code) acquired by such Borrower;

(i)            as soon as available, but in any event no later than the earlier of (i) sixty (60) days after the end of each fiscal year and (b) ten (10) days of approval by such Borrower’s board of directors, annual operating projections (including income statements, balance sheets and cash flow statements presented in a monthly format) for the upcoming fiscal year, approved by such Borrower’s board of directors, which shall be in form and substance reasonably satisfactory to Bank;

(j)            such budgets, sales projections, operating plans, other financial information including information related to the verification of such Borrower’s Accounts as Bank may reasonably request from time to time; and

(k)           promptly (and in any event within three (3) Business Days) upon such Borrower becoming aware of the existence of any Event of Default or event described in Section 8 which, with the giving of notice or passage of time, or both, would constitute an Event of Default, such Borrower shall give written notice to Bank of such occurrence, which such notice shall include a reasonably detailed description of such Event of Default or event which, with the giving of notice or passage of time, or both, would constitute an Event of Default.

6.4          Audits. Upon reasonable advance notice and during normal business hours, permit Bank from time to time hereafter to audit such Borrower’s Accounts and appraise Collateral at such Borrower’s expense, provided that such audits will be conducted no more often than every six (6) months unless an Event of Default has occurred and is continuing.

6.5          Inventory; Returns. Keep all Inventory in good and marketable condition, free from all material defects except for Inventory for which adequate reserves have been made, maintain returns and allowances, if any, with account debtors on the same basis and in accordance with the usual customary practices of such Borrower, as they exist at the time of the execution and delivery of this Agreement, and promptly notify Bank of all returns and recoveries and of all disputes and claims, where the return, recovery, dispute or claim involves more than Two Hundred Fifty Thousand Dollars ($250,000).

6.6          Taxes. Make due and timely payment or deposit of all federal, state, and other taxes, assessments, or contributions required of it by law, and will execute and deliver to Bank, on demand, appropriate certificates attesting to the payment or deposit thereof; and make, and will cause each Subsidiary to make, timely payment or deposit of all tax payments and withholding taxes required of it by applicable laws, including, but not limited to, those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish Bank with proof reasonably satisfactory to Bank indicating that such Borrower has made such payments or deposits; provided that such Borrower or a Subsidiary need not make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings and is reserved against (to the extent required by GAAP) by such Borrower.

6.7          Insurance.

(a)            At its expense, keep the Collateral insured against loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks, and in such amounts, as ordinarily insured against by other owners in similar businesses conducted in the locations where such Borrower’s business is conducted on the date hereof, and also maintain insurance relating to such Borrower’s business, ownership and use of the Collateral in amounts and of a type that are customary to businesses similar to such Borrower’s.

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(b)            All such policies of insurance shall be in such form, with such companies, and in such amounts as are reasonably satisfactory to Bank. All such policies of property insurance shall contain a lender’s loss payable endorsement, in a form reasonably satisfactory to Bank, showing Bank as an additional loss payee thereof, and all liability insurance policies shall show the Bank as an additional insured and shall specify that the insurer must give at least twenty (20) days’ notice to Bank before canceling its policy for any reason (or ten (10) days’ notice in the case of the failure to pay any premiums) . Upon Bank’s reasonable request, such Borrower shall deliver to Bank certified copies of such policies of insurance and evidence of the payments of all premiums therefor. All proceeds payable under any such policy shall, at the option of Bank, be payable to Bank to be applied on account of the Obligations; provided that Borrowers may retain property insurance proceeds in the aggregate amount not to exceed $250,000 in any fiscal year, which Borrowers shall apply toward the replacement or repair of destroyed or damaged property.

6.8          Operating, Depository and Investment Accounts. Beginning not later than 180 days after the Closing Date, maintain its primary depository, operating, and investment accounts with Bank. Beginning on the Closing Date, for each account that such Borrower maintains outside of Bank, such Borrower shall cause the applicable bank or financial institution at or with which any such account is maintained to execute and deliver an account control agreement or other appropriate instrument in form and substance reasonably satisfactory to Bank.

6.9          Financial Covenants.

(a)            Collateral Ratio. The Borrowers on a consolidated basis shall maintain at all times a ratio of (a) Collateral Value to (b) Obligations outstanding under this Agreement of at least 1.75 to 1.00, where Collateral Value is equal to the sum of (i) Borrower’s Cash on deposit with Bank and (ii) the book value of Eligible Accounts, as reported the most recent Borrowing Base Certificate delivered to Bank, provided that the Borrowers shall at all times maintain a Cash balance in account(s) with Bank of at least One Million Five Hundred Thousand Dollars ($1,500,00).

(b)            Performance to Plan. The Borrowers on a consolidated basis shall have EBITDA of at least One Dollar ($1.00) for the fiscal quarter ending March 31, 2021, measured on a trailing three month basis. Thereafter, the Borrowers on a consolidated basis shall achieve EBITDA on a trailing 12-month basis, measured as of the last day of each month in calendar year 2021, and the last day of each calendar quarter thereafter, equal at least that set forth on attached Schedule 6.9.

6.10        Fortress Loan. As a condition to making any payment to Parent under the Fortress Note, cause all amounts owing to Bank under this Agreement to be repaid in full.

6.11        Intellectual Property Rights. Protect, defend and maintain the validity and enforceability of its Intellectual Property; (ii) promptly advise Bank in writing of material infringements of its Intellectual Property; and (iii) not allow any Intellectual Property material to such Borrower’s business to be abandoned, forfeited or dedicated to the public without Bank’s written consent.

6.12        Formation or Acquisition of Subsidiaries. Notwithstanding and without limiting the negative covenants contained in Sections 7.3 and 7.7 hereof, within thirty (30) days following such Borrower forming or acquiring any direct or indirect Subsidiary, (a) cause such new Subsidiary to provide to Bank a joinder to this Agreement to cause such Subsidiary to become a co-borrower hereunder, together with such appropriate financing statements and/or control agreements, all in form and substance reasonably satisfactory to Bank (including being sufficient to grant Bank a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary that would constitute Collateral), (b) provide to Bank appropriate certificates and powers and financing statements, pledging all of the direct or beneficial ownership interest in such new Subsidiary, in form and substance reasonably satisfactory to Bank, and (c) provide to Bank all other documentation in form and substance reasonably satisfactory to Bank that in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above.

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6.13        Further Assurances. At any time and from time to time, execute and deliver such further instruments and take such further action as may reasonably be requested by Bank to effect the purposes of this Agreement.

7.            NEGATIVE COVENANTS.

No Borrower may do any of the following:

7.1          Dispositions. Convey, sell, lease, transfer or otherwise dispose of (collectively, a “Transfer”) all or any part of its business or property (including any spinoffs or divisions), other than Permitted Transfers.

7.2          Change in Business. Engage in any business other than the businesses currently engaged in by Borrower and any business substantially similar or related thereto (or incidental thereto); experience a change in a Chief Executive Officer or Chief Financial Officer unless a replacement reasonably acceptable to Bank is appointed within six (6) months of such officer no longer serving in such position; cease to conduct business in the manner that is not reasonably complementary, ancillary or otherwise related to the nature of the business operations conducted by Borrower as of the Closing Date; change the date on which its fiscal year ends; or without thirty (30) days prior written notification to Bank, change its type of corporate form of entity, relocate its chief executive office or state of incorporation or change its legal name.

7.3          Mergers or Acquisitions or Change in Control. Suffer or permit a Change in Control; or merge or consolidate, with or into any other business organization, or acquire, or permit any of its Subsidiaries to acquire, all or a material part of the capital stock or assets of another Person, or the product line or division of another Person, other than mergers or consolidations (i) of a Subsidiary which is not a Borrower into another Subsidiary or into Borrower, (ii) of a Borrower into another Borrower or (iii) to effectuate a Permitted Investment, provided that after giving effect to any of such transactions, Borrowers on a consolidated basis shall be in compliance with this Agreement.

7.4          Indebtedness. Create, incur, guarantee, assume or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness.

7.5          Encumbrances. Create, incur, assume or suffer to exist any Lien with respect to any of its property, or assign or otherwise convey any right to receive income, including the sale of any Accounts, except for Permitted Liens, or enter into any agreement with any Person other than Bank not to grant a security interest in, or otherwise encumber, any of the Collateral.

7.6          Distributions. Pay any dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of any capital stock (other than in capital stock) at any time that an Event of Default is continuing or would exist after giving effect to such payment or distribution.

7.7          Investments. Directly or indirectly acquire or own, or make any Investment in or to any Person, other than Permitted Investments; or, subject to Section 6.8, maintain or invest any of its property with a Person other than Bank or permit any of its Subsidiaries to do so unless such Person has entered into an account control agreement with Bank in form and substance reasonably satisfactory to Bank.

7.8          Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of such Borrower except for (a) transactions that are in the ordinary course of such Borrower’s business, upon fair and reasonable terms that are no less favorable to such Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person, (b) transactions between or among the Borrowers not involving any other Affiliate, (c) loans or advances to employees, officers and directors otherwise constituting a Permitted Investment, (d) so long as it has been approved by such Borrower’s board of directors (or comparable governing body) in accordance with applicable law, the payment of reasonable compensation (including bonuses and the issuance of stock options), severance, or employee benefit arrangements to employees, officers, and directors of such Borrower in the ordinary course of business, (e) any tax sharing arrangements entered into in the ordinary course of business and (f) transactions set forth on the Schedule, as those agreements and instruments may be amended, modified, supplemented, extended, renewed or refinanced from time to time.

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7.9          Subordinated Debt. Make any payment in respect of any Subordinated Debt, except in compliance with the terms of the subordination agreement applicable to such Subordinated Debt, or amend any provision contained in any documentation relating to the Subordinated Debt without Bank’s prior written consent.

7.10	[Reserved].

7.11        Compliance. Become an “investment company” or be controlled by an “investment company,” within the meaning of the Investment Company Act of 1940, or become principally engaged in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock, or use the proceeds of any Credit Extension for such purpose. Fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur, fail to comply with the Federal Fair Labor Standards Act or violate any law or regulation, which violation could have a Material Adverse Effect.

8.            EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an Event of Default by the Borrowers under this Agreement:

8.1	Payment Default. If a Borrower fails to pay, when due, any of the Obligations;

8.2	Covenant Default.

(a)           If a Borrower fails to perform or observe any term, covenant or agreement contained (i) in Sections 6.1, 6.3, 6.4, 6.6, 6.7, 6.8, 6.9, 6.10, 6.11, 6.12 or Article VII;

(a)           If a Borrower fails to perform or observe any other material term, provision, condition, or covenant contained in this Agreement or in any of the Loan Documents, or in any other present or future agreement between a Borrower and Bank and as to any default under such other term, provision, condition or covenant that can be cured, has failed to cure such default within ten days after a Borrower receives notice thereof or any officer of a Borrower becomes aware thereof; provided, however, that if the default cannot by its nature be cured within the ten day period or cannot after diligent attempts by such Borrower be cured within such ten day period, and such default is likely to be cured within a reasonable time, then such Borrower shall have an additional reasonable period (which shall not in any case exceed 30 days) to attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default but no Credit Extensions will be made;

8.3          Material Adverse Effect. If there occurs any circumstance or circumstances that could reasonably be expected to have a Material Adverse Effect;

8.4          Attachment. If any portion of a Borrower’s assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or person acting in a similar capacity, or if a Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any portion of a Borrower’s assets, or if a notice of lien, levy, or assessment is filed of record with respect to any of a Borrower’s assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by a Borrower;

8.5          Insolvency. If a Borrower becomes insolvent, or if an Insolvency Proceeding is commenced by Borrower, or if an Insolvency Proceeding is commenced against a Borrower; provided however, that such Borrower, as applicable, shall have forty-five (45) days to obtain the dismissal or discharge of an Insolvency Proceeding filed commenced it;

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8.6          Other Agreements. If a Borrower is in breach of any agreement (i) relating to any Indebtedness in an amount in excess of Five Hundred Thousand ($500,000) to which a Borrower is a party (which breach remains uncured after the applicable grace or notice period, if any) resulting in a right by a third party or parties, whether or not exercised, to accelerate the maturity of any such Indebtedness or (ii) that would reasonably be expected to have a Material Adverse Effect;

8.7          Judgments; Settlements; Fines; Penalties. If a judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least Five Hundred Thousand ($500,000) shall be rendered against a Borrower, or if a Borrower enters into any settlement agreement with respect to any litigation matters that results in payment obligations or liabilities incurred by such Borrower in excess of Five Hundred Thousand ($500,000); or if one or more fines, penalties or orders or decrees for the payment of money in excess of Five Hundred Thousand ($500,000) shall be rendered against a Borrower by any governmental authority; in each case, excluding amounts covered by insurance to the extent the relevant independent third party insurer has provided coverage therefor and to the extent the foregoing shall remain unsatisfied and unstayed for a period of thirty(30) days (provided that no Credit Extensions will be made prior to the satisfaction or stay of such judgment, settlement, fine, penalty or orders or decree); or

8.8          Misrepresentations. If any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth herein or in any other Loan Document or certificate delivered to Bank by any Responsible Officer pursuant to this Agreement or to induce Bank to enter into this Agreement or any other Loan Document.

9.            BANK’S RIGHTS AND REMEDIES.

9.1          Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, Bank may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by the Borrowers:

(a)         Declare all or any portion of the Obligations, immediately due and payable (provided that upon the occurrence of an Event of Default described in Section 8.5, all Obligations shall become immediately due and payable without any action by Bank);

(b)         Cease advancing money or extending credit to or for the benefit of a Borrower under this Agreement or under any other agreement between a Borrower and Bank;

(c)         Make such payments and do such acts as Bank considers necessary or reasonable to protect its security interest in the Collateral. The Borrowers shall assemble the Collateral if Bank so requires, and to make the Collateral available to Bank as Bank may designate. The Borrowers authorize Bank to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or lien which in Bank’s determination appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith. With respect to any of Borrower’s owned premises, the Borrowers grant Bank a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of Bank’s rights or remedies provided herein, at law, in equity, or otherwise;

(d)         Set off and apply to the Obligations any and all (i) balances and deposits of a Borrower held by Bank, or (ii) indebtedness at any time owing to or for the credit or the account of a Borrower held by Bank;

(e)         Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Bank is granted a license or other right, solely pursuant to the provisions of this Section 9.1, to use, without charge, a Borrower’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section 9.1, a Borrower’s rights under all licenses and all franchise agreements shall inure to Bank’s benefit;

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(f)         Dispose of the Collateral by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including a Borrower’s premises) as Bank determines is commercially reasonable, and apply any proceeds to the Obligations in whatever manner or order Bank deems appropriate;

(g)         Bank may credit bid and purchase at any public sale; and

(h)         Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by the Borrowers.

9.2 Power of Attorney. Effective only upon the occurrence and during the continuance of an Event of Default, each Borrower irrevocably appoints Bank (and any of Bank’s designated officers, or employees) as such Borrower’s true and lawful attorney to:(a) send requests for verification of Accounts or notify account debtors of Bank’s security interest in the Accounts; (b) notify all account debtors with respect to the Accounts or any other debtors of a Borrower to pay Bank directly; (c) sign a Borrower’s name on any invoice or bill of lading relating to any Account, drafts against account debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to account debtors; (d) make, settle, and adjust all claims under and decisions with respect to a Borrower’s policies of insurance; (e) demand, collect, receive, sue, and give releases to any account debtor or other debtor of a Borrower for the monies due or which may become due upon or with respect to the Accounts and to compromise, prosecute, or defend any action, claim, case or proceeding relating to the Accounts; (f) settle and adjust disputes and claims respecting the accounts directly with account debtors, for amounts and upon terms which Bank determines to be reasonable; (g) sell, assign, transfer, pledge, compromise, discharge or otherwise dispose of any Collateral; (h) receive and open all mail addressed to a Borrower for the purpose of collecting the Accounts; (i) endorse a Borrower’s name on any checks or other forms of payment or security that may come into Bank’s possession; (j) execute on behalf of a Borrower any and all instruments, documents, financing statements and the like to perfect Bank's interests in the Accounts and file, in its sole discretion, one or more financing or continuation statements and amendments thereto, relative to any of the Collateral; and (k) do all acts and things necessary or expedient, in furtherance of any such purposes; provided however Bank may exercise such power of attorney with respect to any actions described in clause (j) above, regardless of whether an Event of Default has occurred. The appointment of Bank as a Borrower’s attorney in fact, and each of Bank’s rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully repaid and performed and Bank’s obligation to provide Credit Extensions hereunder is terminated.

9.3          Accounts Collection. In addition to the foregoing, at any time after the occurrence and during the continuance of an Event of Default, Bank may notify any Person owing funds to a Borrower of Bank’s security interest in such funds and verify the amount of such Account. Each Borrower shall collect all amounts owing to Borrower for Bank, receive in trust all payments as Bank’s trustee, and immediately deliver such payments to Bank in their original form as received from the account debtor, with proper endorsements for deposit.

9.4          Bank Expenses. If a Borrower fails to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement, then Bank may do any or all of the following: (a) make payment of the same or any part thereof; (b) set up such reserves under the Revolving Line as Bank deems necessary to protect Bank from the exposure created by such failure; or (c) obtain and maintain insurance policies of the type discussed in Section 6.7 of this Agreement, and take any action with respect to such policies as Bank deems prudent. Any amounts so paid or deposited by Bank shall constitute Bank Expenses, shall be immediately due and payable, and shall bear interest at the then applicable rate hereinabove provided, and shall be secured by the Collateral. Any payments made by Bank shall not constitute an agreement by Bank to make similar payments in the future or a waiver by Bank of any Event of Default under this Agreement.

9.5          Bank’s Liability. So long as Bank complies with reasonable banking practices, Bank shall not in any way or manner be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause; (c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other person whomsoever. All risk of loss, damage or destruction of the Collateral shall be borne by the Borrowers. Bank shall in no case be liable for special, consequential or punitive damages arising out of this Agreement or any transactions contemplated by this Agreement.

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9.6          Remedies Cumulative. Bank’s rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Bank shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Bank of one right or remedy shall be deemed an election, and no waiver by Bank of any Event of Default on Borrower’s part shall be deemed a continuing waiver. No delay by Bank shall constitute a waiver, election, or acquiescence by it. No waiver by Bank shall be effective unless made in a written document signed on behalf of Bank and then shall be effective only in the specific instance and for the specific purpose for which it was given.

9.7          Demand; Protest. Each Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by Bank on which a Borrower may in any way be liable.

10.          NOTICES.

Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other agreement entered into in connection herewith shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by a recognized overnight delivery service, certified mail, postage prepaid, return receipt requested, or by email to Borrower or to Bank, as the case may be, at its addresses set forth below:

If to a Borrower:	c/o JOURNEY MEDICAL CORPORATION

9237 East Via de Ventura

Scottsdale, AZ 85258

Attn: Claude Maraoui

Nirav Jhaveri

Email: cmaraoui@jmcderm.com

njhaveri@jmcderm.com

and

c/o FORTRESS BIOTECH, INC.

2 Gansevoort Street, 9th Floor

New York, NY 10014

Attn: Robyn Hunter, CFO and Sam Berry, General Counsel

Email: rhunter@fortressbiotech.com; sberry@fortressbiotech.com

With a copy to (which copy shall not constitute notice):

Alston & Bird LLP

90 Park Avenue

New York, NY 10016

Attn: Paul Hespel

Email: paul.hespel@alston.com

If to Bank:	EAST WEST BANK

2350 Mission College Boulevard, Suite 988

Santa Clara, CA 95054

Attn: James Tai

Email: james.tai@eastwestbank.com

The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.

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11.            CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of California, without regard to principles of conflicts of law. Jurisdiction shall lie in the State of California. BANK AND EACH BORROWER ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED. EACH OF THEM, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT, WITH COUNSEL OF THEIR CHOICE, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY RELATED INSTRUMENT OR LOAN DOCUMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTION OF ANY OF THEM. THESE PROVISIONS SHALL NOT BE DEEMED TO HAVE BEEN MODIFIED IN ANY RESPECT OR RELINQUISHED BY BANK OR BORROWER, EXCEPT BY A WRITTEN INSTRUMENT EXECUTED BY EACH OF THEM. WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY, if the above waiver of the right to a trial by jury is not enforceable, the parties hereto agree that any and all disputes or controversies of any nature between them arising at any time shall be decided by a reference to a private judge, mutually selected by the parties (or, if they cannot agree, by the Presiding Judge of the Los Angeles County, California Superior Court) appointed in accordance with California Code of Civil Procedure Section 638 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts), sitting without a jury, in Los Angeles County, California; and the parties hereby submit to the jurisdiction of such court. The reference proceedings shall be conducted pursuant to and in accordance with the provisions of California Code of Civil Procedure §§ 638 through 645.1, inclusive. The private judge shall have the power, among others, to grant provisional relief, including without limitation, entering temporary restraining orders, issuing preliminary and permanent injunctions and appointing receivers. All such proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed. If during the course of any dispute, a party desires to seek provisional relief, but a judge has not been appointed at that point pursuant to the judicial reference procedures, then such party may apply to the Los Angeles County, California Superior Court for such relief. The proceeding before the private judge shall be conducted in the same manner as it would be before a court under the rules of evidence applicable to judicial proceedings. The parties shall be entitled to discovery which shall be conducted in the same manner as it would be before a court under the rules of discovery applicable to judicial proceedings. The private judge shall oversee discovery and may enforce all discovery rules and orders applicable to judicial proceedings in the same manner as a trial court judge. The parties agree that the selected or appointed private judge shall have the power to decide all issues in the action or proceeding, whether of fact or of law, and shall report a statement of decision thereon pursuant to California Code of Civil Procedure § 644(a). Nothing in this paragraph shall limit the right of any party at any time to exercise self-help remedies or obtain provisional remedies. The private judge shall also determine all issues relating to the applicability, interpretation, and enforceability of this paragraph.

12.          GENERAL PROVISIONS.

12.1        Successors and Assigns. This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties; provided, however, that neither this Agreement nor any rights hereunder may be assigned by a Borrower without Bank’s prior written consent, which consent may be granted or withheld in Bank’s sole discretion. Bank may without the consent of or notice to a Borrower sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights and benefits hereunder; provided that so long as no Event of Default has occurred and is continuing Bank may not assign, transfer or grant participation in all or any part of, or any interest in, Bank’s obligations, rights and benefits hereunder or any other Loan Documents to any Person who is (i) direct competitor of Borrower, whether as an operating company or direct or indirect parent with voting control over such operating company, or (ii) a vulture or distressed debt fund.

12.2        Indemnification. The Borrowers shall defend, indemnify and hold harmless Bank and its officers, employees, and agents against: (a) all obligations, demands, claims, and liabilities claimed or asserted by any other party in connection with the transactions contemplated by this Agreement; and (b) all losses or Bank Expenses in any way suffered, incurred, or paid by Bank as a result of or in any way arising out of, following, or consequential to transactions between Bank a and a Borrower whether under this Agreement, or otherwise (including without limitation reasonable and documented attorneys’ fees and expenses), except for losses caused by Bank’s gross negligence or willful misconduct.

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12.3        Time of Essence. Time is of the essence for the performance of all obligations set forth in this Agreement.

12.4        Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

12.5        Amendments in Writing, Integration. Neither this Agreement nor the Loan Documents can be amended or terminated orally. All prior agreements, understandings, representations, warranties, and negotiations between the parties hereto with respect to the subject matter of this Agreement and the Loan Documents, if any, are merged into this Agreement and the Loan Documents.

12.6        Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. In the event that any signature to this Agreement or any other Loan Document is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof. Notwithstanding the foregoing, the Borrowers shall deliver all original signed documents requested by Bank no later than ten (10) Business Days following the Closing Date.

12.7        Survival. All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations (other than unasserted contingent indemnification obligations) remain outstanding or Bank has any obligation to make Credit Extensions to a Borrower. The obligations of the Borrowers to indemnify Bank with respect to the expenses, damages, losses, costs and liabilities described in Section 12.2 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Bank have run.

12.8        Confidentiality. In handling any confidential information, Bank will exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made (a) to Bank’s subsidiaries or affiliates in connection with their business with a Borrower (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), (b) to prospective transferees or purchasers of any interest in the loans (provided, however, Bank shall use commercially reasonable efforts in obtaining such prospective transferee or purchasers agreement of the terms of this provision or terms substantially similar to the terms of this provision), (c) as required by law, regulation, subpoena, or other order, (d) to Bank’s regulators or as otherwise required in connection with Bank’s examination or audit (in which case such Person agrees, to the extent permitted by applicable law, to use commercially reasonable efforts to inform the Borrowers thereof prior to such disclosure), (e) as Bank considers appropriate exercising remedies under this Agreement and (f) to third-party service providers of Bank so long as such service providers have executed a confidentiality agreement with Bank with terms no less restrictive than those contained herein. Confidential information does not include information that is in the public domain or in Bank’s possession when disclosed to Bank, or becomes part of the public domain (other than as a result of its disclosure by Bank in violation of this Agreement) after disclosure to Bank or (y) is disclosed to Bank by a third party, if Bank does not know that the third party is prohibited from disclosing the information.

12.9        Patriot Act Notice. Bank notifies the Borrowers that, pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (the “Patriot Act”), it is required to obtain, verify and record information that identifies a Borrower, which information includes names and addresses and other information that will allow Bank to identify a Borrower in accordance with the Patriot Act.

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13.          CO-BORROWER PROVISIONS

13.1        Primary Obligation. This Agreement is a primary and original obligation of each Borrower and shall remain in effect notwithstanding future changes in conditions, including any change of law or any invalidity or irregularity in the creation or acquisition of any Obligations or in the execution or delivery of any agreement between Bank and any Borrower. Each Borrower shall be liable for existing and future Obligations as fully as if all of all Credit Extensions were advanced to such Borrower. Bank may rely on any certificate or representation made by any Borrower as made on behalf of, and binding on, all Borrowers.

13.2        Enforcement of Rights. The Borrowers are jointly and severally liable for the Obligations and Bank may proceed against one or more of the Borrowers to enforce the Obligations without waiving its right to proceed against any of the other Borrowers.

13.3        Borrowers as Agents. Each Borrower appoints the other Borrower as its agent with all necessary power and authority to give and receive notices, certificates or demands for and on behalf of both Borrowers, to act as disbursing agent for receipt of any Credit Extensions on behalf of each Borrower and to apply to Bank on behalf of each Borrower for Credit Extensions, any waivers and any consents. This authorization cannot be revoked, and Bank need not inquire as to each Borrower’s authority to act for or on behalf of the Borrowers.

13.4        Subrogation and Similar Rights. Notwithstanding any other provision of this Agreement or any other Loan Document, until the Obligations have been repaid in full, each Borrower irrevocably waives all rights that it may have at law or in equity (including, without limitation, any law subrogating such Borrower to the rights of Bank under the Loan Documents) to seek contribution, indemnification, or any other form of reimbursement from any other Borrower, or any other Person now or hereafter primarily or secondarily liable for any of the Obligations, for any payment made by such Borrower with respect to the Obligations in connection with the Loan Documents or otherwise and all rights that it might have to benefit from, or to participate in, any security for the Obligations as a result of any payment made by such Borrower with respect to the Obligations in connection with the Loan Documents or otherwise. Any agreement providing for indemnification, reimbursement or any other arrangement prohibited under this Section 13.4 shall be null and void. If any payment is made to a Borrower in contravention of this Section 13.4, such Borrower shall hold such payment in trust for Bank and such payment shall be promptly delivered to Bank for application to the Obligations, whether matured or unmatured.

13.5        Waivers of Notice. To the maximum extent permitted by applicable law, each Borrower waives any defense arising from any defense of any other Borrower, or by reason of the cessation from any cause whatsoever of the liability of any other Borrower. Bank’s failure at any time to require strict performance by any Borrower of any provision of the Loan Documents shall not waive, alter or diminish any right of Bank thereafter to demand strict compliance and performance therewith. Nothing contained herein shall prevent Bank from foreclosing on the Lien of any deed of trust, mortgage or other security instrument, or exercising any rights available thereunder, and the exercise of any such rights shall not constitute a legal or equitable discharge of any Borrower. To the maximum extent permitted by applicable law, each Borrower also waives any defense arising from any act or omission of Bank that changes the scope of such Borrower’s risks hereunder.

13.6        Subrogation Defenses. To the maximum extent permitted by applicable law, each Borrower hereby waives any defense based on impairment or destruction of its subrogation or other rights against any other Borrower, and under any other similar statutes now and hereafter in effect.

13.7        Right to Settle, Release.

(a)         The liability of the Borrowers hereunder shall not be diminished by (i) any agreement, understanding or representation that any of the Obligations is or was to be guaranteed by another Person or secured by other property, or (ii) any release or unenforceability, whether partial or total, of rights, if any, which Bank may now or hereafter have against any other Person, including another Borrower, or property with respect to any of the Obligations.

25.

(b)         Without affecting the liability of any Borrower hereunder, Bank may (i) compromise, settle, renew, extend the time for payment, change the manner or terms of payment, discharge the performance of, decline to enforce, or release all or any of the Obligations with respect to a Borrower, (ii) grant other indulgences to a Borrower in respect of the Obligations, (iii) modify in any manner any documents relating to the Obligations with respect to the other Borrower, (iv) release, surrender or exchange any deposits or other property securing the Obligations, whether pledged by a Borrower or any other Person, or (v) compromise, settle, renew, or extend the time for payment, discharge the performance of, decline to enforce, or release all or any obligations of any guarantor, endorser or other Person who is now or may hereafter be liable with respect to any of the Obligations.

13.8        Subordination. All Indebtedness of a Borrower now or hereafter arising and held by another Borrower is subordinated to the Obligations and the Borrower holding such Indebtedness shall take all actions reasonably requested by Bank to effect, to enforce and to give notice of such subordination.

[SIGNATURE PAGE FOLLOWS]

26.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

JOURNEY MEDICAL CORPORATION

By:	/s/ Claude Maraoui
Name:	Claude Maraoui
Title:	President & CEO

JP PHARMA, INC.

By:	/s/ Claude Maraoui
Name:	Claude Maraoui
Title:	President & CEO

EAST WEST BANK

By:	/s/ James Tai
Name:	James Tai
Title:	Managing Partner

[SIGNATURE PAGE TO LOAN AND SECURITY AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

JOURNEY MEDICAL CORPORATION

By:
Name:
Title:

JP PHARMA, INC.

By:
Name:
Title:

EAST WEST BANK

By:	/s/ James Tai
Name:	James Tai
Title:	Managing Director

[SIGNATURE PAGE TO LOAN AND SECURITY AGREEMENT]